UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

April 15, 2014
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On April 15, 2014, Pitney Bowes of Canada Ltd. (PB Canada), a subsidiary of Pitney Bowes Inc. (the Company), sold its Canadian Document Imaging Solutions (DIS) business, which consists of hardware (copiers and printers), document management software solutions and the related lease portfolio, to Konica Minolta Business Solutions (Canada) Ltd. (Konica Minolta) and a business equipment leasing services provider in two separate transactions. PB Canada and Konica Minolta also entered into a strategic alliance whereby Konica Minolta will represent PB Canada’s mailing business in certain territories in Canada.

The DIS business will be reflected as a discontinued operation in the first quarter of 2014 and the Company will provide reclassified historical financial statements at the time of its earnings announcement on April 30, 2014.

Revenues and expenses directly related to the DIS business will be reclassified as discontinued operations in the consolidated statements of income. The discontinued operations of the DIS business exclude certain corporate and indirect business expenses which were historically allocated to the DIS business. These costs primarily include service, sales and infrastructure support expenses of $4 million and $16 million, respectively, for the quarter ended March 31, 2013 and the year ended December 31, 2013. In addition, in computing interest expense related to the DIS business, the Company assumed a 10:1 leverage ratio of debt to equity and applied its overall effective interest rate to the average outstanding DIS finance receivables.

The results of the DIS business, which will be reflected in discontinued operations, for the first quarter and year ended 2013, were as follows:

U.S. dollars in thousands, except per share amounts	Quarter Ended March 31, 2013	Year Ended December 31, 2013

Revenue	$19,650	$78,068

Earnings before interest and taxes	$4,527	$22,604
Financing interest expense	(856)	(3,378)
Provision for income taxes	(974)	(5,103)
Income from discontinued operations, net of tax	$2,697	$14,123

Diluted earnings per share	$0.01	$0.07

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Steven J. Green
	Name:	Steven J. Green
Date: April 17, 2014	Title:	Vice President - Finance and Chief Accounting Officer (Principal Accounting Officer)